Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 33-60530 and Form S-3, No. 3-44164) pertaining to the 1992 Incentive Stock Option Plan and the Dividend Reinvestment Plan of S&T Bancorp, Inc. and subsidiaries, respect-ively, of our report dated January 15, 1999, with respect to the consolidated financial statments of S&T Bancorp, Inc. and subsidiaries incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1998.


/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 22, 1999